Exhibit 5.2

[Teleflex Incorporation Letterhead]

March 20, 2015

Teleflex Incorporated

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Teleflex Incorporated, a Delaware corporation (the “Company”). This opinion letter is rendered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the subsidiaries of the Company listed on Schedule I hereto (the “Non-Pennsylvania Guarantors”) and Schedule II hereto (the “Pennsylvania Guarantor”, and together with the Non-Pennsylvania Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $250,000,000 aggregate principal amount of 5.25% Senior Notes due 2024 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated as of May 21, 2014 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”). The Exchange Notes will be offered by the Company in exchange (the “Exchange”) for $250,000,000 aggregate principal amount of its outstanding 5.25% Senior Notes due 2024.

I, and lawyers under my supervision as well as our outside counsel Simpson Thacher & Bartlett LLP, have examined the Registration Statement and the Indenture (including

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the form of Exchange Note set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, I, and lawyers under my supervision, have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations, as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1. The Pennsylvania Guarantor is validly existing and in good standing as a corporation under the law of the Commonwealth of Pennsylvania.

2. The Indenture (including the Exchange Guarantees set forth therein) has been duly authorized, executed and delivered by the Pennsylvania Guarantor.

3. The execution, delivery and performance by the Pennsylvania Guarantor of the Indenture (including the Exchange Guarantees set forth therein) does not violate the certificate of incorporation or by-laws of the Pennsylvania Guarantor or the law of the Commonwealth of Pennsylvania.

I do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania and the federal law of the United States.

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I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ James J. Leyden

James J. Leyden,
Vice President, General Counsel and Secretary

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SCHEDULE I

NON-PENNSYLVANIA GUARANTORS

Entity	Jurisdiction of Formation
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional Inc.	DE
Hotspur Technologies, Inc.	DE
Semprus Biosciences Corp.	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
TFX Equities Incorporated	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
VasoNova, Inc.	DE
Vidacare LLC	DE
Teleflex Medical Incorporated	CA
Wolfe-Tory Medical, Inc.	UT

SCHEDULE II

PENNSYLVANIA GUARANTOR

Entity	Jurisdiction of Formation
Arrow International, Inc.	PA